Exhibit 23.2

September 7, 2016

Board of Directors

HV Bancorp, Inc.

Board of Trustees

Huntingdon Valley Bank

3501 Masons Mill Road, Suite 401

Huntingdon Valley, Pennsylvania 19006

Members of the Board Directors and the Board of Trustees:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus of HV Bancorp, Inc. We also consent to the reference to our firm being named as an expert in the prospectus.

Sincerely,

RP® FINANCIAL, LC.

Washington Headquarters 1100 North Glebe Road, Suite 600 Three Ballston Plaza Arlington, VA 22201 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com